Exhibit 10.b.1.(xxxvi)

On October 27, 2020, the Company’s Board of Directors approved a cash payment for Stanley M. Kuriyama of $135,000, which represents the grant date value of the shares underlying the unvested restricted stock units (granted at the 2020 Annual Meeting of Shareholder) that were forfeited by Mr. Kuriyama in connection with his retirement as the Chairman of the Board of Directors.